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          CHARTER OF THE AMERICAN LIFE INSURANCE COMPANY OF NEW YORK

                    AS AMENDED, EFFECTIVE NOVEMBER 20, 1989

                                ARTICLE I NAME

The name of the Company is THE AMERICAN LIFE INSURANCE COMPANY OF NEW YORK.

                               ARTICLE II OFFICE

The Home Office of the Company shall be located in the State of New York.

                              ARTICLE III PURPOSE

SECTION 1. The kind or kinds of insurance to be transacted by the Company are those kinds specified in Paragraphs "1", "2", and "3", Subsection (a)
Section 1113, of Article 11 of the Insurance Law of the State of New York, which are:

(a)  Life Insurance

(b) Annuities - funding agreements as defined by Section 3222 of the Insurance Law of the State of New York are an included form of annuity hereunder ,and

(c)  Accident and Health Insurance.

Notwithstanding the foregoing the Company may transact any kind of life insurance, annuities, or accident and health insurance permitted to be transacted by a stock life insurance company under the laws of the State of New York.

SECTION 2. IN transacting the kinds of insurance business specified in Section 1 of this Article, the Company shall be empowered to engage in such other kind or kinds of business in carrying out all or any of the foregoing purposes to the extent necessarily or properly incidental to the kind or kinds of insurance business which the Company is authorized to do.

SECTION 3. This Charter shall be construed to be in furtherance of and not in limitation of the general powers expressly conferred upon, or not denied to, stock life insurance companies by the laws of the State of New York.

                    ARTICLE IV ANNUAL MEETING OF STOCKHOLDERS

SECTION 1. The annual meeting of the stockholders of the Company shall be held on a date designated by the Board of Directors which shall be a working day in April. Special meetings of the stockholders may be called by the Board of Directors and by such person or persons as may be authorized by the By-Laws.

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SECTION 2. The directors of the Company shall be elected at the annual meeting of the stockholders of the Company in accordance with the provisions of the Insurance Law of the State of New York.

SECTION 3. At each annual meeting each stockholder shall be entitled to one vote in person or by proxy for each share of stock so held by the stockholder. The directors shall be chosen and elected by plurality of the whole number of shares voted at the meeting. The directors may fix a time not exceeding forty days preceding the date of any meeting of stockholders as a record date for the determination of the stockholders entitled to a notice and to vote at any meeting of stockholders.

                         ARTICLE V BOARD OF DIRECTORS

SECTION 1. The corporate powers of the Company shall be exercised through a Board of Directors and through such committees of the Board of Directors and such officers as such Board or the By-Laws of the Company shall empower.

Officer required by the By-Laws to be elected by the Board shall be elected by the Board at a meeting held not more than 30 days after each annual election of directors. Officers not required by the By-Laws to be elected by the Board may be appointed by the Board or the Chairman of the Board.

SECTION 2. The Board of Directors of the Company shall be not less than thirteen nor more than twenty-four in number; the number of directors may be fixed by the By-Laws, but if not so fixed, by action of the directors.

SECTION 3. Each director shall be at least 18 years of age. At all times a majority of the directors shall be citizens and residents of the United States, not less than three thereof shall be residents of New York State, and at least two shall be officers of the Company. No director need by a stockholder of the Company.

SECTION 4. A majority of the total number of directors, shall constitute a quorum of directors. A number less than a quorum may meet and adjourn from time to time until a quorum is present.

SECTION 5. A director may be removed for cause by the vote of a majority of the remaining directors at a special meeting of the Board of Directors called by the Chairman of the Board, the Chief Executive Officer, or the Chairman of the Executive Committee.

SECTION 6. Whenever a vacancy in the Board shall occur, the remaining directors may elect a new director or directors to fill such vacancy or vacancies as permitted by the By-Laws and by law.

                 ARTICLE VI LIMITATION OF DIRECTORS' LIABILITY

No director shall be personally liable to the Corporation or any of its policyholders for damages for any breach of duty as a director; provided, however, that the foregoing provision shall not

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eliminate or limit (i) the liability of a director if a judgment or other final adjudication adverse to the director establishes that the director's act or omissions were in bad faith or involved intentional misconduct or were acts or omissions (a) which the director knew or reasonably should have known violated the New York Insurance Law or (b) which violated a specific standard of care imposed on directors directly, and not by reference, by a provision of the New York Insurance Law (or any regulations promulgated thereunder) or
(c) which constituted a knowing violation of any other law, or establishes that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled; or (ii) the liability of a director for any act or omission prior to the adoption of this amendment by the Corporation.

                           ARITCLE VII CAPITAL STOCK

The Common Capital Stock of this Company shall consist of 1,100,000 shares of a par value of $4.5\45 per share. The capital shall be $5,005,000.

             ARTICLE VIII AMENDMENTS, BY-LAWS, CORPORATE EXISTENCE

SECTION 1. The board of Directors shall have power to make, and from time to time to amend or repeal such By-laws, rules and regulations for the transaction of business of the Company, not inconsistent with the Company's Charter or the laws of the State of New York, as may be necessary for the proper management of the Company.

SECTION 2. Subject to the approval of the Superintendent of Insurance of the State of New York, the Company reserves the right to amend, alter, change or repeal any provision contained in this Charter in the manner now or hereafter prescribed by statute.

SECTION 3. The duration of the corporate existence of the Company shall be perpetual.